FIRST AMENDMENT TO DEPOSIT AGREEMENT

This First Amendment (“Amendment”), effective as of October 2, 2017 (“Effective Date”), amends that certain Deposit Agreement (the “Agreement”), dated as of March 19, 2013, by and between Astoria Financial Corporation (“Astoria”), predecessor-in-interest to Sterling Bancorp (the “Corporation”) and Computershare Shareowner Services LLC, predecessor-in-interest to Computershare Inc. (“Depositary”) and the holders from time to time of the Receipts described therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Astoria has been acquired by the Corporation effective as of October 2, 2017;

WHEREAS, the Prospectus (as such term is defined below) contains terms which describe the Treatment of Astoria Preferred Stock and Depositary Shares;

WHEREAS, the Corporation and Computershare wish to amend the Agreement to reflect the terms described in the Prospectus for that purpose pursuant to the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment to the Agreement.

a.
The Corporation is hereby the legal successor-in-interest to Astoria under the terms of the Agreement, pursuant to a merger effective as of October 2, 2017, and the Corporation hereby assumes all of the rights and obligations of Astoria under the Agreement.

b.
The Section 1.1 definition of “Series C Preferred Stock” is hereby deleted and replaced with the following definition: “‘Series A Preferred Stock’ shall mean Corporation’s 6.50% Non-Cumulative Perpetual Preferred Stock, Series A.”

c.	All references in the Agreement to Series C Preferred Stock shall be deemed to refer to Series A Preferred Stock.

d.
The Section 1.1 definition of "Prospectus" is hereby deleted and replaced with the following definition: “the joint Proxy Statement/Prospectus, filed with the SEC on May 1, 2017, which forms a part of the Registration Statement.”

e.
The Section 1.1 definition of "Registration Statement" is hereby deleted and replaced with the following definition: “the Corporation’s Registration Statement on Form S-4 (File No. 333- 217153), filed with the SEC on April 5, 2017, amended on April 21, 2017 and declared effective by the SEC on April 28, 2017.”

f.	Section 7.4(a) of the Agreement is hereby deleted and replaced with the following:

“Any and all notices, requests, orders, approvals, instructions or directions to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or a nationally recognized overnight delivery service, or by facsimile transmission or electronic mail, confirmed either by (a) telephone with the recipient of such facsimile transmission or electronic mail or (b) letter, addressed to the Corporation at:

Sterling Bancorp
400 Rella Blvd.
Montebello, New York 10901
Attention: General Counsel
Facsimile: 914.961.7378”

2.
Instruction to Depositary. The Corporation hereby authorizes and instructs the Depositary to treat the shares of Sterling preferred stock received by it upon conversion of the shares of Astoria preferred stock as newly deposited securities under the Agreement.

3.
Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

4.
Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc.                         Sterling Bancorp

By:	/s/ Dennis V. Moccia	By:	/s/ Luis Massiani
	Dennis V. Moccia		Luis Massiani
	Manager, Contract Administration		Senior Executive Vice President
Chief Financial Officer